UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2017 (December 19, 2017)

 Vista Outdoor Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36597	47-1016855
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

262 N University Avenue Farmington, UT	84025
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  (801) 447-3000
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 19, 2017, Vista Outdoor Inc. (the “Company”) and Stephen M. Nolan agreed that Mr. Nolan will be leaving the Company, effective February 1, 2018 (the “Departure Date”), to pursue other opportunities. The Company has commenced a search for a new Chief Financial Officer.
In connection with Mr. Nolan’s departure, the Company expects to enter into a Waiver and General Release Agreement with Mr. Nolan (the “Agreement”) on the Departure Date. In exchange for his waiver of claims against the Company, the Agreement will provide for the payment by the Company to Mr. Nolan of certain benefits provided for in the Company’s Executive Severance Plan and other executive compensation-related arrangements, including 1) a lump-sum cash severance payment equal to one year of Mr. Nolan’s current base salary ($515,000); 2) a pro-rata portion of his annual bonus (based on the Company’s actual performance for the entire fiscal year); 3) accelerated vesting of his outstanding time-based restricted stock, restricted stock unit and stock option awards that would have vested had he remained employed by the Company for 12 months following his Departure Date; 4) a pro rata portion of his performance-based long-term incentive awards that would have vested on the next vesting date based on actual performance; and 5) an additional lump sum of $15,000 to defray health care costs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISTA OUTDOOR INC.

By:	/s/ Scott D. Chaplin
Name: Scott D. Chaplin
Title: Senior Vice President, General Counsel
and Secretary

Date:  December 22, 2017